                                                                       Exhibit 9

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                              DATED 18TH JULY 1997






                             MICROPROSE LIMITED(1)


                           SPECTRUM HOLOBYTE INC.(2)


                           TIMOTHY PAUL CHRISTIAN(3)







                               SERVICE AGREEMENT










BRETHERTON PRICE ELGOODS                BRETHERTON PRICE ELGOODS
123 Promenade                           11 Gulford Street
Cheltenham                              London
Gloucestershire                         WC1N 1DT
GL50 1NW

Tel: (01242) 224433                     Tel: (0171) 404 0456
Fax: (01242) 574285                     Fax: (0171) 430 2300



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

                                     INDEX


Clause No.                         Heading                                   Page No.
----------                         -------                                   --------
   1.           DEFINITION AND INTERPRETATION............................         1

   2.           APPOINTMENT..............................................         6

   3.           TERM OF EMPLOYMENT......................................          6

   4.           DUTIES..................................................          6

   5.           OFFICE OF DIRECTOR......................................          7

   6.           REMUNERATION...........................................           8

   7.           BONUSES................................................           8

   8.           STOCK OPTIONS..........................................           9

   9.           PENSION SCHEME.........................................          11

  10.           MEDICAL EXPENSES.......................................          11

  11.           COMPANY CAR............................................          12

  12.           EXPENSES...............................................          12

  13.           HOLIDAYS...............................................          12

  14.           ILLNESS................................................          13

  15.           MEDICAL EXAMINATION....................................          14

  16.           TIME AND ATTENTION.....................................          14

  17.           CONFIDENTIALITY........................................          15

  18.           CHANGE OF CONTROL.....................................           16

  19.           SUMMARY OF TERMINATION OF EMPLOYMENT..................           18

  20.           RESIGNATION FROM OFFICE...............................           19

  21.           PAYMENTS ON TERMINATION...............................           20

  22.           SOLICITATION.........................................            20

  23.           NON-DEALING..........................................            21

  24.           PROVISIONS APPLICABLE TO CLAUSES 22 AND 23...........            22

Clause No.                         Heading                                   Page No.
----------                         -------                                   --------
   25.         INTELLECTUAL PROPERTY.....................................       23

   26.         DISCIPLINARY/GRIEVANCE PROCEDURE..........................       24

   27.         SEVERABILITY..............................................       24

   28.         PARTICULARS OF EMPLOYMENT.................................       25

   29.         NOTICES...................................................       25

   30.         MISCELLANEOUS.............................................       25

SCHEDULE 1...............................................................       27

SCHEDULE 2...............................................................       28

SCHEDULE 3...............................................................       29

THIS AGREEMENT is made the 18th day of July 1997

BETWEEN:

(1) MICROPROSE LIMITED (registered number 2285264) whose registered office is at The Ridge Chipping Sodbury Bristol BS17 6AY ("the Company")

(2) SPECTRUM HOLOBYTE INC (a Delaware Corporation) whose principal office is at 2490 Mariner Square Loop Alameda California 94501 ("the Corporation")

(2) TIMOTHY PAUL CHRISTIAN of 33 Ormond Avenue Hampton Middlesex TW12 2RY ("the Managing Director")


1.   DEFINITION AND INTERPRETATION

     1.1 In this Agreement where the context so admits the following words and expressions shall have the following meaning:

          "the Board"              means the board of directors from time to
                                   time of the Corporation

          "Change of Control"      a change in ownership or control of the
                                   Corporation or the Company effected through either of the following transactions:

                                   (a)  the acquisition directly or indirectly
                                        by any person or related group of
                                        persons (other than the Corporation or
                                        the Company or a person that directly or indirectly controls is controlled by or is under common control with the Corporation or the Company) of beneficial ownership of securities possessing more than fifty per cent (50%) of the total combined voting power of the outstanding securities of the Corporation or the Company pursuant to a tender or exchange offer made directly to the shareholders of the Corporation or the Company which the Board does not recommend such shareholders to accept or;

                                   (b) a change in the composition of the Board over a period of thirty six (36) consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases by reason of one or more proxy contests for the election of Board members to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period of
                                        (B) have been
                                        elected or nominated for election as
                                        Board members during such period by at
                                        least a majority of the Board members
                                        described clause (A) who were still in
                                        office at the time such election or
                                        nomination was approved by the Board.

     "Corporate Transaction"       any of the following shareholder approved
                                   transactions to which the Corporation or the Company is a party:

                                   (a)  a merger or consolidation in which
                                        securities possessing more than fifty
                                        percent (50%) of the total combined
                                        voting power of the outstanding
                                        securities of the Corporation or the
                                        Company are transferred to a person or
                                        persons different from the persons who
                                        held those securities immediately prior
                                        to such transaction or

                                   (b)  the sale transfer or other disposition
                                        of all or substantially all of the
                                        assets of the Corporation or the
                                        Company whether in complete liquidation


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
                                        or dissolution or otherwise of the
                                        Corporation its Parent or Subsidiary

     "Financial Year"              any year in respect of which the Company's
                                   accounts are made up and audited

     "Group Chief Executive"       the Group Chief Executive of the Corporation
                                   from time to time (the present Group Chief
                                   Executive being Stephen M Race)

     "Incapacity"                  means any illness or other like cause
                                   incapacitating the Managing Director from attending to his duties

     "Intellectual Property"       includes letters patents trade marks whether
                                   registered or unregistered registered or unregistered designs utility models copyrights including design copyrights applications for any of the foregoing and the right to apply for them in any part of the world discoveries creations inventions or improvements upon or additions to an invention confidential information know-how and any research effort relating to any of the above mentioned business names whether registrable or not moral rights and any similar rights in any country

     "Policy" the Corporation Insider Trading Policy in force from time to time and all notices given pursuant to such policy

     "Relevant Date"               July 9th 2001 or if that date is not a date
                                   on which the Managing Director is permitted to deal in his shares in the Corporation under the Policy the first open trading date in accordance with the Policy following that date

     "Stock Option Agreement"      the current Stock Option Agreement between
                                   the Corporation and the Managing Director together with all Notices of Grant issued to the Managing Director pursuant thereto

     "Subsidiary"                  means a subsidiary (as defined by the
                                   Companies Act 1985 Section 736) for the time being of the Company

1.2 Words importing one gender include the other gender and words importing the singular include the plural and vice versa

1.3 Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it

1.4 The clause headings do not form part of this Agreement and shall not be taken into account in its construction or interpretation

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        1.5     Any reference to the Managing Director shall if appropriate include his personal representatives

        1.6 References in this Agreement to any clause sub-clause schedule or paragraph without further designation shall be construed as references to the clause sub-clause schedule or paragraph of this Agreement so numbered

2.      APPOINTMENT

        The Company will employ the Managing Director and the Managing Director will serve the Company as Managing Director of the Company on the following terms and conditions

3.      TERM OF EMPLOYMENT

        3.1 The employment of the Managing Director with the Company pursuant to this Agreement shall be deemed to have commenced on 1st July 1997 and (subject to termination as provided below) shall continue until terminated by either party giving to the other not less than 6 months notice in writing to expire no earlier than 31st December 1997

        3.2 The Managing Director's period of consecutive employment with the Company began on 1st September 1994

        4.      DUTIES

                4.1 The Managing Director shall during his employment under this Agreement

                        4.1.1 perform the duties and exercise the powers which the Board may from time to time properly assign to him in his capacity as Managing Director or in connection with the business of the Company or the business of any one or more of its Subsidiaries

                        (including at the request of the Board serving on the board of such Subsidiaries);

                4.1.2 do all in his power to promote develop and extend the business of the Company and of the Subsidiaries in accordance with the business plan of the Company as determined by the Board from time to time and at all times and in all respects conform to and comply with the proper and reasonable directions and regulations of the Board;

                4.1.3 manage the Company in accordance with its business plan from time to time;

                4.1.4 work such hours as shall be necessary for the proper performance of his duties

        4.2 The Managing Director shall carry out his duties and exercise his powers jointly with any other director(s) appointed by the Board to act jointly with him and the Board may at any time require the Managing Director to cease performing or exercising the said or any duties or powers

        4.3 The Managing Director shall be based in Chipping Sodbury but shall be required to travel on Company business extensively within the United Kingdom and may be required to travel on the business of the Company or the Subsidiaries anywhere within the world

5.      OFFICE OF DIRECTOR

        5.1 During his employment under this Agreement the Managing Director shall not:

                5.1.1   voluntarily resign as a Director of the Company;

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
                5.1.2 voluntarily do or refrain from doing any act whereby his office as a Director of the Company is or becomes liable to be vacated.

                5.1.3 do anything that would cause him to be disqualified from continuing to act as a Director

6.      REMUNERATION

        6.1 The Remuneration of the Managing Director shall be a fixed salary (which shall accrue from day to day) at the rate of L.32,480 (One hundred and thirty two thousand four hundred and eighty pounds) per year (or such higher rate as may be determined from time to time in accordance with clause 6.2) inclusive of any directors' fees payable to him under the articles of association of the Company and the Subsidiaries payable in arrear by equal monthly installments on the last day of every month ("the Salary")

        6.2 The Salary shall be reviewed annually on 1st April and shall be increased each year by not less than 7.5%

7.      BONUSES

        7.1 In addition to the Salary the Company shall pay to the Managing Director a performance bonus of up to 50% of the Salary if the criteria set out in Schedule 1 to this Agreement are achieved by the Managing Director

        7.2 The performance criteria set out in the Appendix shall be reviewed annually during the month of April and set by the Group Chief Executive with input from the Managing Director and any modification thereto during the year shall be agreed between the Group Chief Executive and the Managing Director

        7.3 In the event that in any Financial Year the Managing Director exceeds substantially the performance criteria set out in
                Schedule 1 (or any agreed modification thereof) the bonus payable under Clause 7.1 for that year shall be increased accordingly in an amount determined in the discretion of the Group Chief Executive

        7.4 All sums due under this Clause 7 will be paid by the Company to the Managing Director within 90 days of the end of the relevant Financial Year

8.      STOCK OPTIONS

        8.1 The Corporation shall immediately following the signing of this Agreement grant a further Option in respect of 100,000 shares in the Corporation to the Managing Director by a Notice of Grant in the terms of the draft Notice set out in Schedule 2 and otherwise on the terms of the Stock Option Agreement

        8.2 In the event that on the Relevant Date the Managing Director is still employed by the Company the Managing Director shall be entitled on that date to receive a bonus payment from the Company of L.500,000 (five hundred thousand pounds) subject to the provisions of this Clause ("the Special Bonus")

        8.3 If on the Relevant Date the published market value of the New Option shares then exercisable is such that were the Managing Director to sell such shares at that date he would realise a net profit (taking into account the New Option price to be paid on exercise) the Special Bonus shall be deemed to have been satisfied to the extent of such potential realisable net profit and the balance (if any) of the Special Bonus shall be payable to the Managing Director by bank transfer

        8.4 If prior to the Relevant Date the Managing Director sells all or any of the New Option shares the Special Bonus shall be deemed to have been satisfied to the extent of the greater of the actual net profit realised from such sale and the net profit potentially realisable on the shares sold had they been sold on the Relevant Date (as outlined in Clause 8.3)

        8.5 If at any time prior to the Relevant Date the market value of the New Option Shares remains throughout two consecutive trading windows (as defined by the Policy) as a level which would on the basis of the number of New Option Shares then vested in the Managing Director provide a net realisable profit of at least L.500,000 the Special Bonus shall be deemed to have been satisfied in full

        8.6     For the avoidance of doubt:

                8.6.1 nothing in this Clause 8 creates any obligation on the Managing Director to exercise the New Option in whole or in part or to sell any of the New Option Shares;

                8.6.2 notwithstanding any of the provisions of this Clause 8 the New Option shall continue to the extent that it has not actually been exercised by the Managing Director; and

                8.6.3 if prior to the Relevant Date the Managing Director has given the Company written notice of his election to terminate his employment voluntarily he shall not be entitled to the Special Bonus

        8.7 To the extent that this Agreement represents a variation to any terms contained in the Stock Option Agreement or any agreement relating to the New Option it is acknowledged that (to the extent permitted by law) the terms of this



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
                        Agreement shall prevail and this Agreement shall as between the Corporation and the Managing Director constitute a legal variation of the terms thereof

9.      PENSION SCHEME

        9.1 The Company shall continue in each year during the term of this Agreement to pay a sum equivalent to 7% (seven per cent) of the Salary into the Managing Director's current private pension scheme (details of which he shall notify to the Company) and such payments shall be made in equal monthly installments in arrear

        9.2 A contracting out certificate is in force for the Managing Director's employment under this Agreement

10.     MEDICAL EXPENSES

        10.1 The Company shall continue to pay the cost of membership of the Managing Director and the Managing Director's wife and children under the age of 18 years of an appropriate private patients medical plan with PPP or such other reputable medical expenses insurance scheme as the Company shall decide from time to time

        10.2 The Company shall continue to effect and maintain with a reputable insurer:

                10.2.1 a policy in respect of permanent health insurance in favour of the Managing Director on the terms of the existing permanent health insurance scheme of the Company

                10.2.2 a death in service benefit policy in favour of the Managing Director on the terms of the existing death in service provision of the Company



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
11.     COMPANY CAR

        11.1 A fully expanded Company car ("the Car") will be provided to the Managing Director as detailed in Schedule 3 which shall be used for all Company business

        11.2 The Company shall be responsible for all running costs in respect to the Car (including for the avoidance of doubt in respect of the Managing Director's private mileage)

12.     EXPENSES

        12.1 The Company shall by way of reimbursement pay or procure to be paid to the Managing Director-

                12.1.1 all reasonable travelling hotel and other expenses wholly exclusively and necessarily incurred by him in or about the performance of his duties under this Agreement; and

                12.1.2 the cost of subscription to all professional bodies to which be is obliged to belong in order to maintain his professional qualifications provided that the Managing Director if so required by the Company provides reasonable evidence of the expenditure in respect of which he claims reimbursement

13.     HOLIDAYS

        13.1 The Company's holiday year runs from 1st January to 31st December and the Managing Director shall (in addition to the usual public holidays) be entitled to 25 days paid holiday per holiday year



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
        13.2 The Managing Director shall not be entitled to carry forward any annual holiday entitlement voluntarily foregone by him for any reason during the holiday year in which it accrued without the prior written consent of the Board

        13.3 Upon the termination of his employment the Managing Director's entitlement to accrued holiday pay shall be calculated on a pro rata basis in respect of each completed month of service in the holiday year in which his employment terminates and the appropriate amount shall be paid to the Managing Director provided that if he shall have taken more days' holiday than his accrued entitlement the Company is hereby authorized to make an appropriate deduction from the Managing Director's final salary payment

14.     ILLNESS

        14.1 The Managing Director shall continue to be paid during absence due to Incapacity (such payment to be inclusive of any statutory sick pay or social security benefits to which he may be entitled) for 13 weeks in any one calendar year

        14.2 Thereafter the Managing Director shall continue to be paid salary only at the discretion of the Board. If such absence shall aggregate in all 26 weeks in any 52 consecutive weeks the Company may terminate the employment of the Managing Director by 30 days written notice given on any date after the end of the 26th week and in that event the Company shall pay to the Managing Director (in addition to any Permanent Health Insurance benefit) a sum equal to 9 months' Salary and shall continue to provide to the Managing Director all benefits as outlined on Clauses 9, 10 and 11 of this Agreement for a period of 9 months following such termination

        14.3 If the Incapacity shall be or appear to be occasioned by actionable negligence of a third party in respect of which damages are or may be recoverable the Managing Director shall immediately notify the Board of that fact and of any claim compromise settlement or judgment made or awarded in connection with it and shall give to the Board all particulars the Board may reasonably require and shall if required by the Board refund to the Company that part of any damages recovered relating to loss of earnings for the period of the Incapacity as the Board may reasonably determine provided that the amount to be refunded shall not exceed the amount of damages or compensation recovered by him less any costs borne by the Managing Director in connection with the recovery of such damages or compensation and shall not exceed the total remuneration paid to him by way of salary in respect of the period of the Incapacity

15.     MEDICAL EXAMINATION

        The Company shall be entitled at any stage during a period of Incapacity to require the Managing Director to undergo examinations by a medical adviser to be appointed or approved by the Company and the Managing Director authorises any such medical adviser to disclose to the Board the results of the examination and discuss with it any matters arising from the examination as might impair him in properly discharging his duties

16.     TIME AND ATTENTION

        16.1 During the continuance of his employment under this Agreement the Managing Director shall unless prevented by Incapacity devote his whole time and attention to the business of the Company and shall not without prior written consent of the Board:

      16.1.1      engage in any other business or

      16.1.2 be concerned or interested in any other business of a similar nature to or competitive with that carried on by the Company or any of its Subsidiaries or which is a supplier or customer of the Company or of its Subsidiaries in relation to its goods or services provided that nothing in this Clause shall preclude the Managing Director from holding or being otherwise interested in any shares or other securities of any company which are for the time being quoted on any recognised stock exchange (or in respect of which dealing takes place on the Alternative Investment Market of the London Stock Exchange) so long as the interest of the Managing Director in such shares or other securities does not extend to more than 1% (one percent) of the total amount of such shares or securities.


17.   CONFIDENTIALITY

      17.1 The Managing Director is aware that in the course of his employment under this Agreement he will have access to and be entrusted with information in respect of the business and financing of the Company and its dealings transactions and affairs and likewise in relation to its Subsidiaries all of which information is or may be confidential.

      17.2 The Managing Director shall not (except in the proper course of his duties) during or after the period of his employment under this Agreement divulge to any person whatever or otherwise make use of (and shall use his best endeavours to prevent the publication or disclosure of) any trade secret or any such confidential information concerning the Company or any of the Subsidiaries or any of its or their financial transactions suppliers agents distributors or customers which is identified or treated by the Company or Subsidiary as confidential or which by reason of its disclosure is evidently of such nature ("Confidential Information").

      17.3 All notes and memoranda of any trade secrets or Confidential Information concerning the business of the Company and the Subsidiaries or any of its or their suppliers agents distributors or customers which shall be acquired received or made by the Managing Director during the course of his employment shall be the property of the Company and shall be surrendered by the Managing Director to someone duly authorised in that behalf at the termination of his employment or at the request of the Board at any time during the course of his employment.


18.   CHANGE OF CONTROL

      18.1 On any Change of Control or Corporate Transaction during the term of this Agreement notwithstanding any other provision of this Agreement the New Option shall become exercisable on an accelerated basis as if the Managing Director had completed an additional 12 months of service beyond the date of Change of Control or Corporate Transaction and the provisions of Clause 8 shall apply on a pro rata basis.

      18.2 For the avoidance of doubt the provisions of Clause 18.1 shall not apply where the Managing Director has prior to the relevant Change of Control or Corporate Transaction given written notice to the Company of his intention to terminate his employment but otherwise Clause 18.1 shall apply regardless



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

             of the continuance or otherwise of the Managing Director's employment with the Company

     18.3 In addition to the provisions of Clause 18.1 in the event that there is a Change of Control or Corporate Transaction of the Company or of the Corporation during the term of this Agreement as a result of which or within 6 months of which the Managing Director is either dismissed by the Company or treats himself as having been dismissed as a result of any repudiation by the Company of this Agreement:

             18.3.1 the Company shall (notwithstanding any other provisions of this Agreement) pay the Managing Director a sum equal to 9 months Salary plus any bonus then due and payable under Clause 7.1 and shall continue to provide to the Managing Director for a period of 9 months from the date of termination all benefits as outlined in Clause 9, 10 and 11 of this Agreement;

             18.3.2 the options granted to the Managing Director pursuant to the Stock Option Agreement shall to the extent that they have not already been exercised in part) become exercisable on an accelerated basis as if the Managing Director had completed an additional 9 months of service beyond the date of Change of Control or Corporate Transaction

             For the avoidance of doubt in the event of any termination as outlined in this Clause the Managing Director shall not be required to work out any period of notice and any failure to do so shall not prejudice his entitlement to payments and benefits as outlined

     18.4 In the event that on any Change of Control or Corporate Transaction no event of termination as described in Clause 18.2 occurs and the Managing Director elects to remain Managing Director of the Company the Company shall pay the Managing Director by way of loyalty bonus a sum equal to the bonus paid under Clause 7 in respect of the previous Financial Year which sum shall be paid within 30 days of the Managing Director notifying his intention to the Company

     18.5 In the event that on or within 3 months of any Change in Control or Corporate Transaction the Managing Director elects to terminate his employment with the Company he shall give six months written notice to the Company to this effect and the provisions of Clause 21 shall apply


19.  SUMMARY TERMINATION OF EMPLOYMENT

     19.1 The employment of the Managing Director may be terminated by the Company without notice or payment in lieu of notice:

            19.1.1 if the Managing Director is guilty of any gross default or misconduct in connection with or affecting the business of the Company or any Subsidiary to which he is required by this Agreement to render services; or

            19.1.2 in the event of any serious or repeated breach or non-observance by the Managing Director of any of the stipulations contained in this Agreement; or

            19.1.3 if the Managing Director becomes bankrupt or makes any arrangement or composition with his creditors or has an interim order made against him pursuant to Section 252 of the Insolvency Act 1986 or otherwise takes advantage of any statute from time to time in force offering relief for insolvent debtors; or

            19.1.4 if the Managing Director is convicted of any arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

            19.1.5 if the Managing Director is disqualified from holding office in another company in which he is concerned or interested because of wrongful trading (Section 214) or fraudulent trading (Section 213) under the Insolvency Act 1986 or under the provisions of the Company Directors' Disqualification Act 1986; or

            19.1.6 if the Managing Director shall become of unsound mind or become a patient under the Mental Health Act 1983; or

            19.1.7 if the Managing Director is convicted of an offence under the Companies Securities (Insider Dealing) Act 1985 or under any other present or future statutory enactment or regulations relating to insider dealings; or

            19.1.8 if the Managing Director resigns as a director of the Company otherwise than at the request of the Company


20.  RESIGNATION FROM OFFICE

     20.1   Upon the termination by whatever means of this Agreement:

            20.1.1 the Managing Director shall at the request of the Company immediately resign from office as a director of the Company and from such offices held by him in Subsidiaries as may be so requested without claim for compensation and in the event of his failure so to do the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and deliver such resignation or resignations to the Company and to each of the Subsidiaries of which the Managing Director is at the material time a director or other officer

            20.1.2 the Managing Director shall not without the consent of the Company at any time thereafter represent himself still to be connected with the Company or any of the Subsidiaries


21.   PAYMENTS ON TERMINATION

      For the avoidance of doubt in the event that either party serves notice on the other to terminate this Agreement for any reason other than as set out in Clause 14.2 or Clause 18 the Company shall be entitled (but not obliged) to pay to the Managing Director in lieu of notice a sum equal to 6 months Salary and in that event the Company shall be obliged to continue to provide to the Managing Director for a period of 6 months from the date of termination all benefits as outlined in Clauses 9, 10 and 11 of this Agreement.


22.   SOLICITATION

      22.1 The Managing Director agrees with the Company that he will not without the prior written consent of the Board in competition with the Company during the period of 6 months from the date on which his employment under this Agreement is terminated (if by the Managing Director whether lawful or not but if by the Company only if lawful) ("Termination Date") directly or indirectly whether on his own account or jointly or as an employee agent consultant manager shareholder (save as the holder of any class of securities dealt in or a recognized Stock Exchange or traded on the Alternative Investment Market or other recognized investment exchange and not exceeding 1% in nominal value of the issued securities that class):

        22.1.1 canvass or solicit the custom of any person who he knows or ought reasonably to have known was at any time during the six months period ending on the Termination Date a customer of the Company;

        22.1.2 solicit or entice away or offer employment to or employ or conclude any contract for services with any person who was employed or engaged by the Company at any time during the period of six months prior to the Termination Date

23.     NON-DEALING

        The Managing Director agrees with the Company that he will not without the prior written consent of the Board in competition with the Company during the period of 6 months from the date on which his employment under this Agreement is terminated (if by the Managing Director whether lawful or not but if by the Company only if lawful) ("Termination Date") directly or indirectly whether on his own account or jointly or as an employee agent consultant manager shareholder (save as the holder of any class of securities dealt in or a recognized Stock Exchange or traded on the Alternative Investment Market or other recognized investment exchange and not exceeding 1% in nominal value of the issued securities that class) have any material dealings with any person who has or he ought reasonably to have known was at any time during the six months period ending on the Termination Date a customer of the

     Company with whom he had any material dealings or with whom persons reporting to the Managing Director had any such material dealings

24.  PROVISIONS APPLICABLE TO CLAUSES 22 AND 23

     24.1 The Managing Director shall observe and be bound by the prohibitions contained in Clause 22 and 23 on the basis that they apply not only to the Company but also to each Subsidiary as if in the case of any particular such company, the name of that company had been substituted for the expression "the Company" in Clauses 22 and 23. At the request of the Board and at the cost of the Company the Managing Director will execute a separate agreement under hand or as a deed with any such other specified company in the terms of such clause and with such substitution of names. This Clause 24 shall be severable so as to have effect as a separate and distinct obligation in relation to each Subsidiary

     24.2 The restrictions imposed on the Managing Director by Clauses 22 and 23 shall be in addition to and not derogate from or be in substitution for any duty or obligation which the Managing Director may at any time have by virtue of any statute or rule of common law or equity

     24.3   For the purposes of Clauses 22 and 23 of this Clause 24:

            24.3.1 "customer" means any Person, to whom or to which the Company supplied or supplies any services as at the Termination Date or in the period referred to in the said clauses;

            24.3.2 "person" means a person firm partnership company or corporation

25.   INTELLECTUAL PROPERTY

      25.1 If at any time during his employment (whether before or after the date of this Agreement) the Managing Director shall (either alone or with others) make devise or discover any Intellectual Property which shall relate to any of the commercial activities of the Company or any Subsidiary or may conveniently be used in relation thereto or which shall result from or be suggested by anything done in the course of his employment from or be suggested by anything done in the course of his employment such Intellectual Property and the benefit thereof shall be the sole and absolute property of the Company and the Managing Director shall without delay before publishing the same communicate all available information relating thereto (with all necessary plans and models) to the Company.

      25.2 The Managing Director if and whenever required so to do (whether during or after the termination of his employment) shall without charge to but at the expense of the Company (or its nominee):-

            25.2.1 apply or join in applying for letters patent or trade mark or other equivalent protection in the United Kingdom or any other part of the world for any such Intellectual Property and execute and do all instruments and things necessary for vesting the said letters patent or trade mark or other equivalent protection when obtained and all right title and interest to and in the same in the Company (or its nominee) absolutely and as sole beneficial owner or in such other person as may be required;

            25.2.2 defend any opposition proceedings in respect of such application and any petitions or applications or revocations of such letters patent or other protection.

        25.3 The Managing Director hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to sign execute do and deliver any such instrument or thing and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause and in favour of any third party a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case

        25.4 For the purposes of Section 77 of the Copyright Designs and Patents Act 1988 the Managing Director hereby waives such Moral Rights (as defined in the said section) in any Intellectual Property as he may have now or during the term of this Agreement

26.     DISCIPLINARY/GRIEVANCE PROCEDURE

        26.1 Given the seniority of the Managing Director there is no formal disciplinary procedure applicable to his employment under this Agreement

        26.2 If the Managing Director has any grievance relating to this employment he should apply to the Group Chief Executive and such application may be in writing or by personal interview. The subject matter of such application may at the discretion of the Group Chief Executive be placed before the Board

27.     SEVERABILITY

        The various provisions of this Agreement are severable and if any provision is held to be invalid or unenforceable by any court or body of competent jurisdiction then such invalidity or unenforceability shall not affect the remaining provisions of this Agreement.

28.     PARTICULARS OF EMPLOYMENT

        It is hereby declared that the notification of the terms and conditions of the Managing Director's employment with the Company required to be given to him in accordance with the requirements of Part 1 of the Employment Rights Act 1996 shall be deemed to be incorporated herein

29.     NOTICES

        Notices may be given by either party by letter addressed to the other party at (in the case of the Company or Corporation) its registered office for the time being and (in the case of the Managing Director) his last known address and any notice given by letter shall be deemed to have been given at the time at which the letter would be delivered in the ordinary course of post or if delivered by hand upon delivery and in proving service by post it shall be sufficient to prove that the notice was properly addressed and posted. Any notice sent to the Company shall also be sent to the Corporation

30.     MISCELLANEOUS

        30.1 This Agreement is governed by and shall be construed in accordance with the laws of England

        30.2 The parties to this Agreement submit to the exclusive jurisdiction of the English Courts

        30.3 This Agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements other than those affecting previous option grants including any previous Notices of Grant and Stock Option Agreements relating to the employment of the Managing Director by the Company or any Subsidiary (which shall be deemed to have been terminated by mutual consent)

     30.4 The expiration or determination of the Managing Director's employment under this Agreement shall not affect any provision of this Agreement which is expressed to operate or have effect thereafter and shall without prejudice to any right of action already accrued by either party in respect of any antecedent breach of this Agreement

     30.5 The Corporation is entering into this Agreement in consideration of the services provided to the Company by the Managing Director under this Agreement but for the avoidance of doubt nothing in this Agreement shall be deemed to create any employment relationship between the Corporation and the Managing Director

IN WITNESS WHEREOF the parties hereto or their duly authorised representatives have hereunto set their hands the day and year first before written.

                               MICROPROSE EMPLOYEE
                       INDIVIDUAL PERFORMANCE OBJECTIVES
                             1997-1998 MAJOR PERIOD

To:     Tim Christian

CC:     Human Resources

From:   Steve Race

Date:   September 24, 1997

Re:     Performance Objectives

_______________________________________________________________________________

The following performance objectives were established for you for the period of 9/1/97-3/31/98. Your performance, for this review period, will be evaluated based upon your standard job requirements as well as your accomplishments toward meeting your performance objectives. Both combined will determine your overall performance rating.

Your performance objectives are:

_______________________________________________________________________________
OBJECTIVES:                                                ESTIMATED DUE DATE:
_______________________________________________________________________________
Achievement of FY98 net income plan                        3/31/98
_______________________________________________________________________________
Achievement of FY98 revenue plan-subject to                3/31/98
best efforts to overcome shortfalls caused by
slippage.
_______________________________________________________________________________
Agreement of Geoff Crammond contract                       3/31/98
_______________________________________________________________________________
Successful extension/renegotiation of FDA license          3/31/98
_______________________________________________________________________________
Transition of Leisuresoft Germany into profitable full     3/31/98
distribution organization and sale of at least 33%
equity to outside parties
_______________________________________________________________________________
Successful resolution of Civilization rights acquisition   3/31/98
_______________________________________________________________________________
Attend at least one U.S. Board meeting                     3/31/98
_______________________________________________________________________________
Continue professional development by attending further     3/31/98
senior level courses at Cranfield University
_______________________________________________________________________________
Development of at least one new outside software           3/31/98
development group
_______________________________________________________________________________
Purchase of at least 2 new products beyond Team 17/DID     3/31/98
_______________________________________________________________________________
Continue involvement in successful development of GT97     3/31/98
_______________________________________________________________________________

The above objectives have been discussed with me. I agree to them and understand the effect they have on my overall performance evaluation. I also understand that new objectives, based on changing business circumstances, may be established during my review period.

/s/  T. P. CHRISTIAN                                 24/9/97
---------------------------------               ------------------
     T. P. Christian                                   Date
     Employee Signature

/s/  STEPHEN M. RACE                                 24/9/97
---------------------------------               ------------------
     Stephen M. Race                                   Date
     Manager's Signature

                                   SCHEDULE 1

                           PERFORMANCE BONUS CRITERIA


                                                                 T. P. Christian

                                   SCHEDULE 2

                     DRAFT NOTICE OF GRANT OF STOCK OPTION


Optionee:                     Timothy Paul Christian

Grant Date:                   9 July 1997

Option Price:                 $4,375 per share

Vesting Commencement Date:    9 July 1997

Vesting Period:               Four (4) Years

First Date Exercisable:       9 August 1997

Number of Option Shares:      100,000

Expiration Date:              8 July 2004

Type of Option:               Non-Statutory Stock Option

Date Exercisable:             The Option shall become exercisable in a series
                              of successive equal monthly installments upon the Optionee's completion of each month of service following the Vesting Commencement Date

                                   SCHEDULE 3

                              COMPANY CAR DETAILS

A Lexus GS300 Sport or any similar specification model of motor car as the Managing Director may determine

SIGNED by                               )

for and on behalf of THE COMPANY        )

in the presence of:-                    )





SIGNED by                               )

for and on behalf of THE CORPORATION    )

in the presence of:-                    )





SIGNED by the said TIMOTHY PAUL         )

CHRISTIAN in the presence of:-          )

SIGNED by                          )    Stephen M. Race
for and on behalf of THE COMPANY   )
in the presence of -               )    [sig]




SIGNED by                          )    Stephen M. Race
for and on behalf of THE COMPANY   )
in the presence of -               )    [sig]




SIGNED by the said TIMOTHY PAUL    )
CHRISTIAN in the presence of -     )





                                       30